Exhibit 5.1

                               OPINION OF COUNSEL

                                 Rebecca Wilson
                                 Attorney at Law
                           2961W. MacArthur, Suite 120
                               Santa Ana, CA 92704
                      (714) 850-3356 / (714) 850-3368 (fax)

January 25, 2002


ZAP
117 Morris Street
Sebastopol, CA 95472

         Re:      Registration Statement on Form S-8

Gentleman:

I have acted as counsel for ZAP (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 2,685,000 shares of the Company's common stock, no par value, (the "common stock"), issuable pursuant to the Company's Consultants Agreements, (the "Agreements") and Stock Compensation Plan, (the "Plan").

         I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

         Based on the foregoing examination, I am of the opinion that the shares of common Stock issuable with the Agreement and the Plan are duly authorized and, when issued in accordance with the Agreement and the Plan, will be validly issued, fully paid and non-assessable.

         Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rebecca Wilson
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    Rebecca Wilson, Esq.


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